Exhibit 99.1

News Release
For Immediate Release
Contact:
Jerry L. Ocheltree
President and CEO
Carolina Trust BancShares, Inc.
(704) 735-1104

Carolina Trust BancShares, Inc. Revises 4th Quarter 2017 Earnings Lower by $158,000 for Correction to Income Tax Charge

➢	The income tax charge was related to the revaluation of deferred tax assets when the Tax Cuts and Jobs Act (“tax reform”) was signed into law.

LINCOLNTON, N.C., March 22, 2018 (GLOBE NEWSWIRE) - Carolina Trust BancShares, Inc. (the “Company”) (NASDAQ - CART) announces that its financial results for the quarter ended December 31, 2017 have been revised to report a net loss of $354,000 or $0.07 per diluted share.  Previously, on January 26, 2018, the Company reported a net loss of $196,000 or $0.04 per diluted share.  The $158,000 change in earnings is due to additional income tax expense recorded for a correction to the revaluation of the deferred tax assets (“DTAs”).

The DTA revaluation was required when tax reform was signed into law on December 22, 2017, which lowered the Company’s federal tax rate from 34% to 21% beginning in 2018.  Originally, the Company recorded an estimated income tax charge of $778,000 due to the revaluation of the DTAs.  After further review, the estimated income tax charge has been revised to $936,000, an increase of $158,000, to correct an error in the utilization of net operating loss carryforwards in the initial estimate.
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Dollars in thousands, except share and per share data

Carolina Trust BancShares, Inc.
Selected Financial Highlights

	Unaudited	Unaudited	Unaudited	Unaudited	(a)
	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Balance Sheet Data:
Total Assets	$406,618	$400,297	$390,168	$382,481	$374,917
Total Loans	348,679	340,038	324,349	311,609	308,492
Reserve for Loan Loss	3,599	3,423	3,213	3,471	3,393
Total Deposits	340,653	337,589	330,893	323,179	318,665
Total Shareholders’ Equity	29,119	29,765	29,573	29,361	29,033

Comparative Income Statements
For the Three Months Ended

	Unaudited 12/31/17	Unaudited 12/31/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$4,672	$4,146	$526	13%
Interest Expense	916	838	78	9%
Net Interest Income	3,756	3,308	448	14%
Provision for (Recovery of) Loan Loss	149	(149)	298	NM
Net Interest Income After Provision	3,607	3,457	150	4%
Non-interest Income	379	282	97	34%
Non-interest Expense	3,114	3,143	(29)	-1%
Income Before Taxes	872	596	276	46%
Income Tax Expense	1,226	214	1,012	473%
Net Income (Loss)	(354)	382	(736)	NM
Preferred Stock Dividend	-0-	47	(47)	-100%
Net Income (Loss) Available to Common Shareholders	$(354)	$335	$(689)	NM

Net Income (Loss) Per Common Share:
Basic	$(0.08)	$0.07
Diluted	$(0.07)	$0.07
Average Common Shares Outstanding:
Basic	4,657,304	4,650,563
Diluted	4,752,961	4,703,681

(a)	Note: Derived from audited financial statements
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Carolina Trust BancShares, Inc.
Comparative Income Statements
For the years ended
Dollars in thousands, except per share data

	Unaudited 12/31/17	(a) 12/31/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$17,449	$16,222	$1,227	8%
Interest Expense	3,479	2,872	607	21%
Net Interest Income	13,970	13,350	620	5%
Provision for (Recovery of) Loan Loss	704	(27)	731	NM
Net Interest Income After Provision	13,266	13,377	(111)	-1%
Non-interest Income	1,376	1,229	147	12%
Non-interest Expense	12,644	12,388	256	2%
Income Before Taxes	1,998	2,218	(220)	-10%
Income Tax Expense	1,594	877	717	82%
Net Income	404	1,341	(937)	-70%
Preferred Stock Dividend	-0-	222	(222)	-100%
Net Income Available to Common Shareholders	$404	$1,119	$(715)	-64%

Net Income Per Common Share:
Basic	$0.09	$0.24
Diluted	$0.09	$0.24
Average Common Shares Outstanding:
Basic	4,655,369	4,649,405
Diluted	4,734,874	4,697,765

(a)	Note: Derived from audited financial statements

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